FIRST AMENDMENT TO THE
NCR ATLEOS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(Effective October 18, 2023)

AMENDMENT TO THE NCR ATLEOS CORPORATION EMPLOYEE STOCK PURCHASE PLAN, as effective October 18, 2023 (the “Plan”), by NCR Atleos Corporation (the “Company”).

WHEREAS, the Plan was adopted by the Board of Directors of the Company on October 18, 2023;

WHEREAS, the Company now desires to clarify the purchase price for stock under the Plan in an amendment to Section 8 of the Plan;

WHEREAS, pursuant to Section 19 of the Plan, the Board of Directors of the Company or the Compensation and Human Resources Committee (“CHRC”) of the Board of Directors of the Company are authorized to amend the Plan;

WHEREAS, the Chief Human Resources Officer of the Company is authorized to approve the amendment herein pursuant to authority delegated by the CHRC at its December 18, 2023 meeting;

NOW, THEREFORE, the Company does hereby adopt the following amendments with respect to the Plan:

1.

The first sentence of Section 8 titled, “Purchase Price,” shall be replaced in its entirety as follows:

The Purchase Price per share of the shares of Atleos Common Stock sold to Participants hereunder for any Offering shall be no less than 85% of the lower of: (i) the closing price of Atleos Common Stock reported on the New York Stock Exchange on the Offering Date, or (ii) the closing price of Atleos Common Stock reported on the New York Stock Exchange on the Exercise Date; provided, however, that the Plan Administrator may establish a different Purchase Price for an Offering under the Non-423 Component.

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This the 31st day of May, 2024.
FOR NCR ATLEOS CORPORATION

By: /s/ LaShawne Meriwether
                            LaShawne Meriwether
                            EVP & Chief Human Resources Officer